TECHNOLOGY LICENSE AGREEMENT

This TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is made as of October 1, 2006 between Vita 34 AG, a company organized under the laws of Germany (“Vita 34”) and Cord Blood America, Inc. 9000 Sunset Boulevard, Suite 400, Los Angeles, CA 90069 (“CBAI”).

BACKGROUND

A.

Vita 34 is the owner of a proprietary process, described in U.S. Patent Application Serial Number 1 0/854,622 entitled “Sterile System and Methods for Collecting, Transporting, Storing and Cryopreserving Body Fluids” and any continuations, continuation-in-parts, divisionals or reissues thereof (the “Sterile System Patent Applications”), together with certain know-how and other proprietary information related thereto (collectively with the Sterile System Patent Applications, the “Sterile System Proprietary Technology”) as currently employed at Bergen Community Blood Services on behalf of Corcell. A copy of the U.S. Sterile System Patent Application is attached to this Agreement as Schedule A. The Sterile System Proprietary Technology is referred to herein as the “Proprietary Technology”.

B.

Pursuant to the Technology License Agreement between Vita34 and CorCell dated March 2, 2006, Vita 34 has granted to CorCell a non-exclusive, perpetual, transferable license to use and practice, and to grant sublicenses to use and practice, the Sterile System Proprietary Technology (the “Letter Agreement”).

C.

Cord Blood America Inc., a Florida corporation (hereinafter “CBAI”), is to acquire certain assets from CorCell which assets shall include all of CorCell’s right, title, interest and obligations under this Agreement (the “Asset Sale”).

D.

In accordance with and further to the Letter Agreement, Vita 34 and CBAI now wish to further memorialize additional terms of their relationship with respect to the Sterile System Proprietary Technology.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.

License for Proprietary Technology. Vita 34 hereby grants to CBAI a perpetual, non¬exclusive, transferable license to make, use, sell and otherwise practice the Proprietary Technology, and to grant sublicenses to others to make, use, sell and otherwise practice the Proprietary Technology in accordance with the terms set forth herein (the “License”). Without limiting the foregoing, CBAI may grant sublicenses to third parties to use the Proprietary Technology in connection with collection and processing of Umbilical Cord Blood (UCB) Specimens and sublicensees own specimens. The license granted under this Agreement shall be given to CBAI within the United States of America, its territories and possessions for a period beginning on the date first set forth above, and ending five (5) years after the date of receipt of the FDA approvals sought under Paragraph 2 below. Prior to the end of such five (5) year period, Vita 34 shall offer to CBAI an extension to the license granted hereunder upon terms which shall be negotiated in good faith by the parties.

2.

FDA and Other Approvals. CBAI may attempt to obtain approvals, endorsements and/or the like which, in CBAI’s sole discretion and upon consultation with Vita 34, are deemed necessary or desirable by CBAI to commercially exploit the Proprietary Technology, including but not limited to approvals of the United States Food and Drug Administration (the “FDA”). If CBAI so chooses to pursue such approvals, CBAI shall bear all fees and expenses. Upon the request of CBAI, Vita 34 shall provide CBAI with any information, documentation, or other assistance so requested in connection with CBAI’s efforts to obtain any such FDA approvals. Vita 34 shall also assist CBAI in obtaining any other approvals, endorsements or the like which, in CBAI’s sole discretion, are deemed necessary or desirable to commercially exploit the Proprietary Technology in the United States of America, its territories or possessions.

3.

Sterile System Proprietary Technology Royalties. With respect to the Sterile System Proprietary Technology, the license granted to CBAI hereunder shall be royalty free until closing of the AP A I, at which time CBAI shall pay to Vita 34 a royalty equal to one-half of one percent (~ %) of the net revenue recognized as defined by accounting standards (total first year fee for Customer, see Schedule B for calculation examples) collected by CBAI (the user) related to the processing of UCB Specimens by CBAI, wherein such processing is defined by the Sterile System Proprietary Technology. CBAI shall pay to Vita 34 such royalties accrued in CBAI’s next previous fiscal quarter within thirty (30) days of the last day of such fiscal quarter. CBAI shall send annual audited statements or reports to VITA 34, whichever best demonstrates the number of collected specimens and annual revenues for such per year. Under any circumstances however, no royalty payments shall be due to be paid to VITA 34 for any revenue collected by CBAI as a result of processing processes or techniques practiced by CBAI which are not defined by: (i) at least one valid and subsisting claim of a United States patent which is granted from a Sterile System Patent Application (hereinafter a “Sterile System Patent;” or (ii) at least one pending claim of Sterile System Patent which is being prosecuted in good faith towards issuance. Re-payment of royalties paid is excluded. CBAI or any affiliate of it shall not challenge the validity of the Sterile System Patent or parts of it.

4.

Supplies. In connection with sublicensees’ use of the Proprietary Technology to test and process UCB Specimens, sublicensees may order, purchase and/or otherwise obtain supplies through CBAI.

5.

Sublicensing. CBAI shall have the right to require sublicensees to pay royalties and other fees to CBAI under sublicences of the Proprietary Technology entered into with such sublicensees. CBAI shall pay to Vita 34 fifty percent (50%) but at least one-half of one percent per specimen of the royalties or other fees collected from sublicensees. CBAI shall send annual audited statements or reports to VITA 34, whichever best demonstrates the number of collected specimens and annual revenues for such per year.

6.

Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement and the License granted hereunder will automatically terminate:

(a)

In the event of the bankruptcy, dissolution or insolvency of either party; or

(b)

By the mutual agreement of the parties in writing.

7.

Miscellaneous.

(a)

Governing Law; Venue. This Agreement will be deemed a contract made under, and for all purposes must be construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts to be performed entirely within that state. The parties recognize that this Agreement is at all times subject to applicable state, local and federal laws, rules and regulations. The parties further recognize that this Agreement may become subject to amendments of such laws, rules and regulations and to new legislation and regulations. Any provisions of law, rule or regulation that invalidate, or otherwise are inconsistent with, the terms of this Agreement, or that would cause any of the parties to be in violation of such law, rule or regulation shall be deemed to have superseded the terms of this Agreement; provided, however, the parties shall exercise their best efforts to modify the terms of this Agreement consistent with the requirements of such law, rule or regulation in order to effectuate the purposes and intent of this Agreement. With respect to any suit, action, or other proceeding arising from (or relating to) this Agreement, the parties irrevocably agree to the non-exclusive personal jurisdiction and venue of any state or federal court located within the Commonwealth of Pennsylvania.

(b)

Entire Agreement. This Agreement constitutes the entire Agreement between the parties, and any modification, alterations or amendment hereto shall be effective only if in writing, signed by the parties hereto; and supersedes all prior agreements, arrangements and understandings between the parties hereto, whether oral or written.

(c)

Notice. Any notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the earlier of the second day (excluding weekends and federal holidays) after the proper sending thereof or when personally delivered against receipt or upon actual receipt of certified mail, return receipt requested, or overnight express delivery service, with all postage or other charges of conveyance prepaid to the following addresses (or any superseding addresses specified by proper notice):

If to Vita 34: Deutscher Platz 5a 04103 Leipzig Germany Attention: Eberhard F. Lampeter, MD, Chief Executive Officer	If to CBAI: Cord Blood America, Inc. 9000 Sunset Boulevard, Suite 400 Los Angeles, CA 90069 Attention: Matt Schissler, Chairman and CEO

(d)

Severability. In the event that any provision of this Agreement may be held to be invalid or unenforceable for any reason, it is agreed that said invalidity or unenforceability shall not affect the other provisions of this Agreement and that the remaining covenants, terms and conditions, or provisions thereof, shall remain in full force and effect and that any court of competent jurisdiction may so modify the objectionable provisions as to make it valid, reasonable and enforceable. Each party has the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that each party may have for a breach of this Agreement.

(e)

Successors and Assigns. This Agreement will be binding upon and inure to the benefit of each of the parties hereto, their successors and assigns. Without limiting the forgoing, CBAI shall be permitted to transfer all of CBAl’s right, title, interest and obligations under this Agreement to CBAI pursuant to the Asset Sale.

(f)

Headings. The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

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IN WITNESS WHEREOF the parties hereto have executed this TECHNOLOGY LICENSE AGREEMENT as of the date first written above.

Vita 34 AG		CBAI, Inc.
By:	/s/ Eberhard Lampeter	By:	/s/ Matthew Schissler
	Eberhard Lampeter		Matthew Schissler
	CEO and Medical Director		Chairman and Chief Executive Officer

Schedule A

U.S. Patent Application for Sterile System Proprietary Technology

Available via the United States Patent and Trademark Office website (www.uspto.gov/patft/index.html)

Schedule B Examples of Royalty Calculation Example One
Payment options	Enrollment Fee Non-refundable	Payment Plans for Balance	Revenues as calculations basis	Royalty of 0.5%
Single Payment	Included	$1,925 at enrollment includes enrollment fee	$1.925.00	$9,63
Two (2) Payments Interest Free	$150 at enrollment	$1,775 at birth	$1.925.00	$9,63
Six (6) Payments Interest Free	$150 at enrollment	$355 per mo for 5 months beginning 30 days from enrollment	$1.925.00	$9,63
12 Month Plan (CareCredit)* Deferred Interest	$150 at enrollment	$148 estimated per mo for 12 months beginning at birth	$1.926.00	$9,63
48 Month Plan (CareCredit)*	$150 at enrollment	$45 estimated per mo for 48 months beginning at birth***	$2.310.00	$11,55
60 Month Plan (CareCredit)*	$150 at enrollment	$38 estimated per mo for 60 months beginning at birth****	$2.430.00	$12,15
Annual Storage		$125	$125,00	$12,15
Royalties are due at actual revenue recognition

Example Two
		Revenue as calculation basis	Royalty of 0.5%
Payment Plans:
Pre-Payment	$1,695 due at time of enrollment. You will receive a 2nd year of storage (value of $115), free of charge.	$1.695,00	$8,48
6 Month Payment Option*	$395 due at the time of enrollment. $216.67 per month for six months. First payment due 30 days after initial deposit is received.	$1.695,02	$8,48
12 Month Payment Option**	$195 due at the time of enrollment. $125 per month for twelve months. First payment due 30 days after initial deposit is received.	$1.695,00	$8,48
Annual Payment Option***	$269 is due six months after processing of cord blood, with subsequent annual fees of $269 to be billed and owing during the birth month of your child.	$269,00	$1,35
Annual Storage and Maintenance		$115,00	$0.00
Royalties are due at actual revenue recognition